Location:  {{HOTELADDRESS1}}
                                                       {{HOTELADDRESS2}}
                                            ID Number: {{IDNUMBER}}
                                            Date:

                        MICROTEL INN LICENSE AGREEMENT
                                   BETWEEN
                  MICROTEL INNS AND SUITES FRANCHISING, INC.
                                     AND
                              {{ENTITYNAMECAPS}}

                               TABLE OF CONTENTS

                                                                          PAGE

1.  THE LICENSE  ..........................................................  1

2.  GRANT OF LICENSE  .....................................................  2

3.  LICENSEE'S RESPONSIBILITIES  ..........................................  2

4.  LICENSOR'S RESPONSIBILITIES  ..........................................  5

5.  PROPRIETARY RIGHTS  ...................................................  6

6.  RECORDS AND AUDITS  ...................................................  7

7.  INDEMNITY AND INSURANCE  ..............................................  8

8.  TRANSFER  .............................................................  9

9.  CONDEMNATION AND CASUALTY  ............................................ 12

10. TERMINATION  .......................................................... 12

11. AGREEMENT IS NON-RENEWABLE  ........................................... 15

12. RELATIONSHIP OF PARTIES  .............................................. 15

13. MISCELLANEOUS ......................................................... 15

   GUARANTY
   ATTACHMENT A
   ATTACHMENT B
   ATTACHMENT C

LICENSE AGREEMENT

   License Agreement dated , ("Agreement") between
Microtel Inns & Suites Franchising, Inc., a Georgia corporation ("Licensor") and {{ENTITYNAMECAPS}}, a {{ENTITYTYPE}} ("you or Licensee"), whose address is {{ENTITYADDRESS}}.

PARTIES AGREE AS FOLLOWS:

1. The License.

Licensor has been licensed the exclusive right to license a unique concept and system (hereinafter "Hotel System") relating to the establishment and operation of economy-budget hotels offering minimal amenities, that are intended to compete directly with the hotels in each target market, that are considered "super economy" or "hard budget" hotels within the lodging industry, and that operate under the name "MICROTEL", "MICROTEL INN", "MICROTEL INN & SUITES", OR "MICROTEL SUITES" (collectively referred to herein as "Microtel Hotels"). Microtel Hotels feature modern up-scale accommodations, and down-sized standard guest rooms or one (1) room suites. You have independently investigated the risks of the business to be operated hereunder, including current and potential market conditions, competitive factors and risks, have read Licensor's "Offering Circular for Prospective Franchisees", and have made an independent evaluation of all such facts. Aware of the relevant facts, you desire to enter into this Agreement in order to obtain a license to use the Hotel System in the operation of a {{BRAND}} hotel located at {{HOTELADDRESS1}}, {{HOTELADDRESS2}} (the "Hotel").

   A. The Hotel. The Hotel comprises all structures, facilities, appurtenances, furniture, fixtures, equipment, and entry, exit, parking and other areas from time to time located on the land identified on the plot plan most recently submitted to and acknowledged by Licensor in anticipation of the execution of this Agreement, or located on any land from time to time approved by Licensor for additions, signs or other facilities. The Hotel currently includes the facilities listed on Attachment A hereto. No change in the number of approved standard guest rooms or suites (which are hereinafter referred to collectively as "Guest Rooms") and no other significant change in the Hotel shall be made without Licensor's approval. Redecoration and minor structural changes that comply with Licensor's standards and specifications shall not be considered significant. You represent that you are entitled to possession of the Hotel during the entire License Term, as defined in Paragraph 10 hereof, without restrictions that would interfere with any of your obligations under this Agreement.

   B. The Hotel System. The Hotel System is composed of elements, as designated from time to time by Licensor, designed to identify Microtel Hotels to the consuming public and/or to contribute to such identification and its association with quality standards. The Hotel System at present includes, without limitation, the tradenames, trademarks, and service marks, "MICROTEL", "MICROTEL INN", "MICROTEL INN & SUITES", "MICROTEL SUITES" and such other tradenames, trademarks, and service marks as are now designated (and may hereafter be designated by Licensor in writing) as part of the Hotel System (hereinafter the "Proprietary Marks"); prototypical architectural plans, designs, and layouts, including, without limitation, site plan, floor plan, roof plan, plumbing plan, lobby plan, electrical plan, and landscape plan; a national "800" number system for reservation referrals (the "MRS"); a national Microtel directory (the "National Directory"); management and personnel training, and training programs and materials; management and operational procedures and techniques as prescribed in the Confidential Manual (hereinafter the "Manual"); standards and specifications for construction, equipment, and furnishings, as described in the Manual; advertising, marketing, and promotional programs; and such other improvements that Licensor may make from time to time.

2. Grant of License. Licensor hereby grants to you a license (the "License") to use the Hotel System only at the Hotel, only in connection with the operation of the Hotel, and only in accordance with this Agreement, beginning with the date hereof and terminating as provided in Paragraph 10 hereof (the "License Term"). During the License Term, neither Licensor nor any affiliate of Licensor nor any franchisee, shall develop or license any Microtel Hotel within the territorial boundaries as defined in Attachment B hereto (the "Exclusive Territory"). Your rights to the Exclusive Territory shall automatically terminate if the Hotel's Quality Assurance Score (defined in Paragraph 4.C. hereof) falls below 425, or its then-current equivalent, and you are unable to increase the score to 425 within thirty (30) days of the inspection, or if this Agreement is otherwise terminated in accordance with
Section 10 hereof. This Agreement does not limit Licensor's right, or the rights of any parent, subsidiary, division or affiliate of Licensor, to use or license to others the Hotel System or any part thereof at any location outside of the Exclusive Territory. Further, Licensor, or its parent, subsidiary, division or affiliate may conduct any business activity or license other hospitality concepts under brands other than the Proprietary Marks outside and within the Exclusive Territory. You acknowledge that Licensor, its parent, subsidiaries, divisions and affiliates are and may in the future be engaged in other business activities including activities related to transient lodging, which may be or may be deemed to be competitive with the Hotel System; that facilities, programs, services and/or personnel used in connection with the Hotel System may also be used in connection with such other business activities of Licensor, its parent, subsidiaries, divisions or affiliates; and that you are acquiring no rights hereunder other than the right to use the Hotel System in connection with the Hotel as specifically defined herein in accordance with the terms of this Agreement.

3. Licensee's Responsibilities.

   A. Operational and Other Requirements. During the License Term, you shall:

      (1) maintain a high moral and ethical standard and atmosphere at the Hotel;
      (2) maintain the Hotel in a clean, safe and orderly manner and in first class condition;
      (3) provide efficient, courteous, and high-quality service to the public;
      (4) operate the Hotel twenty four (24) hours a day, every day;
      (5) strictly comply in all respects with the Hotel System and the Manual and with all other policies, procedures and requirements of Licensor which may be from time to time communicated to you;
      (6) strictly comply with Licensor's reasonable requirements to use only reliable sources of supplies for the Hotel including any suppliers approved by Licensor;
      (7) strictly comply with Licensor's requirements as to:
          (a) the types of services, products, and amenities that may be used, promoted or offered at the Hotel;
          (b) use of the Proprietary Marks, and display, style and type of signage;
          (c) directory and reservation service listings of the Hotel, including any computerization thereof;
          (d) training of persons to be involved in the operation of the Hotel, including all expenses incurred by you associated therewith;
          (e) participation in all marketing, reservation service, advertising, training and operating programs designated by Licensor as System-wide (or area-wide) programs in the best interests of hotels using the Hotel System;
          (f) maintenance, appearance and condition of the Hotel; and
          (g) quality and type of service offered to customers at the Hotel.

      (8) use such automated equipment as may be necessary to connect to the MRS;

      (9) participate in and use the MRS, including any additions, enhancements, supplements or variants thereof which may be developed during the term hereof;
      (10) adopt improvements or standard changes to the Hotel System as may be from time to time designated by Licensor, which improvements are not intended to cause undue hardship;
      (11) strictly comply with all governmental requirements including the filing and maintenance of any required trade name or fictitious name registrations, pay all taxes, and maintain all governmental licenses and permits necessary to operate the Hotel in accordance with the Hotel System;
      (12) permit inspection of the Hotel by Licensor's representatives at any time and give them free lodging for such time as may be reasonably necessary to complete their inspections;
      (13) insure that no part of the Hotel or the Hotel System is used to further or promote a competing business or other lodging facility, except as Licensor may approve for those competing businesses or lodging facilities owned, licensed, operated or otherwise approved by Licensor or its parent, divisions, subsidiaries and/or affiliates;
      (14) in all respects use your best efforts to reflect credit upon and create favorable public response to the name "Microtel";
      (15) promptly pay to Licensor all amounts due Licensor, its parent, divisions, subsidiaries and/or affiliates as royalties or fees or for goods or services purchased by you;
      (16) comply with Licensor's requirements concerning confidentiality of information, and, specifically: treat the Manual and all supplements and revisions as confidential; use all reasonable efforts to keep the information confidential; not copy the Manual in any way, nor make it available to any unauthorized person; disclose information contained in the Manual only to persons who must have access to it in connection with their employment with you; and obtain each such person's agreement in writing to keep such information confidential; and
      (17) conduct your advertising in a dignified manner and conform to the standards and requirements as Licensor may specify from time to time in writing; submit samples of all advertising and promotional materials to Licensor for approval; and discontinue use of any disapproved material upon receipt of such written notice.

   B. Performance of the Work. You agree to perform the construction and renovation work including, without limitation, the purchase of furniture, fixtures, and equipment set forth on Attachment C hereto and incorporated herein by reference (the "Work"). You acknowledge that your agreement to perform the Work is an essential element of the consideration relied upon by Licensor in entering into this Agreement. Your failure to perform the Work in accordance with Licensor's requirements and specifications (including the progress, milestone, completion and other dates specified in Attachment "C") shall constitute a material breach of your obligations under this License.

   C. Upgrading of the Hotel. Licensor shall review the Quality Assurance Scores of the Hotel upon each five (5) year anniversary of the opening of the Hotel. If over the previous five (5) year period, the Hotel has failed to maintain an average score of four hundred fifty (450) or greater out of a possible five hundred (500) (or its then-current equivalent), Licensor may require modernization of the Hotel, softgood rehabilitation (including but not limited to carpet, drapes, bedspreads) or other upgrading of the Hotel. If the upgrading requirements contained in this Paragraph 3.C. cause you undue hardship, you may terminate this Agreement by paying a fee computed according to Paragraph l0.E.

   D. Fees.
      (1) For each month (or part of a month) during the License Term, you shall pay to Licensor by the tenth (10th) of the following month:

          (a) a royalty fee equal to four percent (4%) of the Gross Room Revenues of the Hotel during the first twelve (12) month period following the Opening Date ("Year 1"); five percent (5%) of Gross Room Revenues during the twelve (12) months period thereafter ("Year 2"); and six percent (6%) of Gross Room Revenues thereafter until the expiration or termination of this License ("Years 3-20");

          (b) a "Marketing/Reservation Contribution" of three percent (3%) of the Gross Revenues during Year 1; two and one half percent (2.5%) during Year 2; and two percent (2%) in Years 3-20. Beginning in Year 3, Licensor may, in its sole discretion and at any time, increase the Marketing or Reservation Contribution amount above by no more than ten percent (10%) per year; provided that your Marketing & Reservation Contributions shall not exceed a maximum of two and one half percent (2.5%). You hereby acknowledge that each such increase, if any, shall not be imposed unless Licensor imposes a similar increase on all licensees operating under the Hotel System according to license agreements that contain provisions similar to this Paragraph 3(D)(1)(b) that provides for such increased contributions by licensees; and

          (c) an amount equal to any sales, gross receipts, or similar tax imposed on Licensor and calculated solely on payment required hereunder, unless the tax is an optional alternative to an income tax otherwise payable by Licensor.

       (2) "Gross Room Revenues" shall mean the gross receipts attributable to or payable for the rental of guest rooms at the Hotel, including, without limitation, the net proceeds (after deduction of the expenses of adjustment and collection) of use and occupancy, or for business interruption, rent loss, or similar insurance with respect to the Hotel (provided that insurance proceeds shall be included in Gross Room Revenues only to the extent actually received). Gross Room Revenues shall not include gratuities to employees or service charges levied in lieu of such gratuities, which, in either case, are payable to employees, or federal, state, and local taxes or fees collected by you for transmittal to the appropriate taxing authorities.

       (3) All monthly payments required by this Agreement shall be submitted to Licensor together with all reports required under this Agreement. Licensor may require that all monthly payments required under this Agreement shall be made by telegraphic transfer, automatic debit arrangement, or other means as Licensor may specify from time to time, to a bank account designated by Licensor. In the event such arrangements are made, Licensor shall be responsible for the cost of connection to such service and you shall maintain sufficient funds in your bank account to pay all such debited obligations. Any payment or report not actually received by Licensor on or before such date shall be deemed overdue, or, if an automatic debit or similar arrangement is utilized and funds are insufficient to cover your payment obligation, any amounts unpaid on or before such date shall be deemed overdue. If any payment is overdue, you shall pay to Licensor, in addition to the amount overdue, interest on such amount from the day it was due until paid at one and a half percent (1.5%) per month or the maximum rate permitted by law, whichever is less. Entitlement to such interest shall be in addition to any of the remedies Licensor may have.

       (4) A standard initial fee for additional guest rooms equal to the higher of a) Three Hundred and Fifty Dollars ($350) per room or b) the then-current per room charge for the Application Fee per additional room shall be paid by you to Licensor on your submission of an application to add any Guest Rooms to the Hotel. As a condition to Licensor granting its approval of such application, Licensor may require you to upgrade the Hotel, subject to Paragraph 3.C.

       (5) Local and regional marketing programs and related activities may be conducted by you, but only at your expense and subject to Licensor's requirements. Reasonable charges may be made by Licensor for optional advertising materials ordered or used by you for such programs and activities.

       (6) Presently Licensor is not connected to any global distribution systems (e.g, Sabre or Apollo, or other on-line distribution system), and has no central commission payment program to travel agents. However, in the event such systems and programs are implemented, you shall pay all commissions and fees for reservations you accept through these and any other source, whether processed through Licensor, Licensor's MRS, third party reservation systems, or directly to you. You shall also be responsible for any telephone line charges and the cost of equipment related to the MRS.

4. Licensor's Responsibilities.

   A. Training. During the License Term, Licensor shall continue to specify and provide required and optional training programs at various locations that Licensor shall designate. Reasonable charges may be made for required training materials. Travel, lodging and other expenses incurred by you and your employees shall be borne by you. If such training is held at your Hotel, you must provide Licensor's representatives lodging at the Hotel at no cost to Licensor.

   B. Reservation Services. During the License Term, so long as you are in full compliance with your material obligations hereunder, Licensor shall afford you access to the MRS.

   C. Consultation on Operations, Facilities and Marketing. Licensor shall provide you with a set of confidential prototypical plans and specifications, which must be adapted by your architects and engineers. We will review your site layout and working drawings prepared by your architects, and any other related plans and specifications. In addition Licensor shall, from time to time at Licensor's sole discretion, make available to you consultation and advice in connection with operations, facilities and marketing, including lists of suppliers for Hotel fixtures, furnishings, signs, and other equipment. Licensor shall also periodically evaluate the performance of the Hotel, but in any case at least once each year, by assessing the quality of the Hotel's facility and services according to certain criteria developed by Licensor (the "Quality Assurance Score").

   D. Use of Marketing/Reservation Contribution. The Marketing/Reservation Contribution shall be used by Licensor for costs associated with advertising, promotion, publicity, market research and other marketing programs and related activities, cost of maintaining and producing a National Directory, as well as the MRS, services and overhead for individuals directly related to national and local marketing and reservations. For the purpose of this Paragraph 4.D., overhead shall be limited to individuals directly related to the Reservation or Marketing departments such as the Vice President of Marketing and costs related to the financial management of the fund. Licensor shall not use any of the funds in the Marketing and Reservation Contributions to pay for marketing directly related to the sale of franchises. Licensor is not obligated to expend funds for marketing or reservation services in excess of the amounts received from licensees using the Hotel System. In the event excess amounts remain at the end of any taxable year, all expenditures in the following taxable year(s) shall be made first out of accumulated earnings from previous years, next out of earnings in the current year, and finally from contributions. Marketing and Reservation Contributions shall not be an asset of Licensor, and an audit of the operation of the Marketing and Reservation Contributions shall be prepared annually by an independent certified public accountant selected by Licensor and shall be made available to you on request. Licensor shall maintain the National Directory, listing the address and telephone number of all Microtel Hotels.

   E. Application of Manual. Licensor shall provide you, on loan, one (1) copy of the Manual. All hotels operated within the Hotel System shall be subject to the Manual, as it may from time to time be modified or revised by Licensor, including limited exceptions which may be made by Licensor based on local conditions or special circumstances. Each change in the Manual must be explained in writing to you at least thirty (30) days before it goes into effect.

   F. Other Arrangements for Marketing Etc. Licensor may enter into arrangements for development, marketing, operations, administrative, technical and support functions, facilities, programs, services and/or personnel with any other entity and may use any facilities, programs, services and/or personnel used in connection with the Hotel System in connection with any business activities of its parent, subsidiaries, divisions or affiliates.

   G. Inspections/Compliance Assistance. Licensor has the right to inspect the Hotel at any time, with or without notice to you, to determine if the Hotel is in compliance with the standards and rules of operation set forth in the Manual. If the Hotel fails to comply with such standards and rules of operation, Licensor may, at its option and at your cost, require an action plan to correct the deficiencies. You shall then take all steps necessary to correct any deficiencies within the times established by Licensor. Licensor's approval of an action plan does not waive any rights it has or may have under this Agreement, nor does it relieve you of any obligations under this Agreement.

   5. Proprietary Rights.

   A. Ownership of the Hotel System and Proprietary Marks. You acknowledge and shall not contest, either directly or indirectly, Licensor's exclusive license to use the Hotel System and any element(s) or component(s) thereof, and you acknowledge it is Licensor's right to grant licenses to use all or any element(s) or component(s) of the Hotel System. You specifically agree and acknowledge that Licensor is the exclusive licensee of all right, title and interest in and to the Proprietary Marks together with the goodwill symbolized thereby. You shall not contest directly or indirectly the validity or ownership of the marks either during the term of this Agreement or at any time thereafter. All improvements and additions whenever made to or associated with the Hotel System by the parties to this Agreement or anyone else, and all Proprietary Marks, and all goodwill arising from your use of the Proprietary Marks shall inure to the benefit of and become the property of Licensor. Upon expiration or termination of this Agreement, no monetary amount shall be assigned as attributable to any goodwill associated with your use of the Hotel System or any element(s) or component(s) of the Hotel System including the name or marks.

   B. Trademark Disputes. Licensor shall have the sole right and responsibility to handle disputes with third parties concerning use of all or any part of the Hotel System, and you shall, at your reasonable expense, extend your full cooperation to Licensor in all such matters. All recoveries made as a result of disputes with third parties regarding use of the Hotel System or any part thereof shall be for the account of Licensor. Licensor need not initiate suit against alleged imitators or infringers and may settle any dispute by grant of a license or otherwise. You shall not initiate any suit or proceeding against alleged imitators or infringers or any other suit or proceeding to enforce or protect the Hotel System.

C. Protection of Name and Marks. Both parties shall make every effort consistent with the foregoing to protect and maintain the Proprietary Marks and their distinguishing characteristics. You agree to execute any documents deemed necessary by Licensor or its counsel to obtain protection for the Proprietary Marks or to maintain their continued validity and enforceability. You agree to use the Proprietary Marks only in connection with the operation of the Hotel and in the manner authorized by Licensor and you acknowledge that any unauthorized use thereof shall constitute infringement of Licensor's rights. You must notify Licensor immediately, in writing, of any infringement or challenge to your use of the Proprietary Marks or of any unauthorized use or possible misuse of Proprietary Marks or Licensor's proprietary information.

6. Records and Audits.

   A. Monthly Reports. At least monthly, you shall prepare a statement which shall include all information concerning Gross Rooms Revenue, other revenues generated at the Hotel, room occupancy rates, reservation data and other information required by Licensor that may be useful in connection with marketing and other functions of Licensor, its parent, subsidiaries, divisions or affiliates (the "Data"). The Data shall be the property of Licensor. By the tenth (10th) day of each month, you shall submit to Licensor a statement setting forth the Data for the previous month and reflecting the computation of the amounts then due under Paragraph 3.D hereof. The statement shall be in such form and detail as Licensor may reasonably request from time to time, and may be used by Licensor for its reasonable purposes. Licensor shall not willingly or knowingly provide Data on your property as an inducement to develop other hotel brands in your market area.

   B. Preparation and Maintenance of Records. You shall, in a manner and form satisfactory to, Licensor and utilizing accounting and reporting standards as reasonably required by Licensor, prepare on a current basis (and preserve for no less than four (4) years), complete and accurate records concerning Gross Rooms Revenue and all financial, operating, marketing and other aspects of the Hotel, and maintain an accounting system which fully and accurately reflects all financial aspects of the Hotel and its business. Such records shall include but not be limited to books of account, tax returns, governmental reports, register tapes, daily reports, and complete quarterly and annual financial statements (profit and loss statements, balance sheets and cash flow statements).

   C. Audit. Licensor or its designated agents shall have the right at any time to examine and copy, at its expense, all books, records, and your tax returns related to the Hotel and, at its option, to have an independent audit made. If an inspection or audit should reveal that payments have been understated in any report to Licensor, then you shall immediately pay to Licensor the amount understated upon demand, in addition to interest from the date such amount was due until paid, at one and one half percent (1.5%) per month or the maximum rate permitted by law, whichever is less. In such event, Licensor shall also have the right to require that all your future financial statements related to the Hotel be audited at your expense for each fiscal year by an independent certified public accounting firm selected by you and approved by Licensor. If an inspection discloses an underpayment to Licensor of five percent (5%) or more of the total amount that should have been paid to Licensor during any six (6) month period, you shall, in addition to repayment of such understated amount, with interest, reimburse Licensor for any and all costs and expenses incurred in connection with the inspection or audit (including, without limitation, reasonable accounting and attorneys' fees). The foregoing remedies shall be in addition to any other remedies Licensor may have, including, without limitation the remedies for default.

   D. Annual Financial Statements. At Licensor's request, you shall submit to Licensor as soon as available but not later than ninety (90) days after the end of your fiscal year, complete financial statements for such year. You shall certify them to be true and correct and to have been prepared in accordance with generally accepted accounting principles consistently applied, and any false certification shall be a breach of this

Agreement. Licensor may also request, from time to time, gross operating profits percentages and certain operating statistics (i.e. energy and repairs costs) which you must provide.

7. Indemnity and Insurance.

   A. Indemnity. It is understood and agreed that nothing in this Agreement authorizes either party to make any contract, agreement, warranty or representation on the other's behalf, or to incur any debt or other obligation in the other's name, and that neither party shall in any event assume liability for, or be deemed liable hereunder as a result of, any such action, or by reason of any act or omission of the other party or any claim or judgement arising therefrom. You shall indemnify and hold Licensor and its parent, affiliates, subsidiaries, officers, directors, agents, and employees harmless against any and all claims arising directly or indirectly from, as a result of, or in connection with, your operation of the Hotel, including claims of intentional or negligent conduct by you, and any claims of acts or omissions by Licensor relating to the operation of the Hotel System (even though Licensor is not actively involved in the operation or supervision of the Hotels), as well as the costs, including reasonable attorneys' fees, of defending against them. You agree that all of the obligations of Licensor under this Agreement are to you, and no other party is entitled to rely on, enforce, or obtain relief for breach of such obligations either directly or indirectly or by subrogation. Licensor shall not indemnify or hold you harmless against any action or claim by any third party based upon Licensor's exercise of any of its rights in accordance with the terms of this Agreement.

   B. Insurance. During the License Term, you shall comply with all insurance requirements of any lease or mortgage covering the Hotel, and Licensor's specifications for insurance as to amount and type of coverage as may be reasonably specified by Licensor from time to time in writing, and shall in any event maintain as a minimum the following insurance underwritten by an insurer approved by Licensor:

        (1) employer's liability and workers' compensation insurance as prescribed by applicable law; and

        (2) comprehensive general liability insurance (with products, completed operations and independent contractors coverage) and comprehensive automobile liability insurance, all on an occurrence basis naming Licensor and its then current parent, subsidiaries, divisions, affiliates and their successors and assigns as additional insureds and underwritten by an insurer approved by Licensor, with single-limit coverage for personal and bodily injury and property damage of at least Five Million Dollars ($5,000,000) for each occurrence. In connection with all significant construction at the Hotel during the License Term, you shall cause the general contractor to maintain with an insurer approved by Licensor comprehensive general liability insurance (with products, completed operations and independent contractors coverage) in at least the amount of Five Million Dollars ($5,000,000) for each occurrence with Licensor and its then current parent, subsidiaries, divisions, affiliates and their successors and assigns named as additional insureds.

   C. Changes in Insurance. Simultaneously herewith, annually hereafter, and each time a change is made in any insurance or insurance carrier, you shall furnish to Licensor certificates of insurance including the term and coverage of the insurance in force, the persons insured, and the fact that the coverage may not be cancelled, altered or permitted to lapse or expire without thirty (30) days' advance written notice to Licensor.

   8. Transfer.

   A. Transfer by Licensor. Licensor shall have the right to transfer or assign all or any part of its rights or obligations in this Agreement to any person or legal entity, and you hereby consent to such transfer.

   B. Transfer by Licensee.

       (1) You understand and acknowledge that the rights and duties set forth in this Agreement are personal to you, and that Licensor has granted this license in reliance on your business skill, financial capacity, and character, and that of your partners or shareholders. Accordingly, neither you nor any immediate or remote successor to any part of your interest in this license, nor any individual, partnership, corporation, or other legal entity which directly or indirectly owns any interest in this license or in you shall sell, assign, transfer, convey, give away, or otherwise encumber any direct or indirect interest in this License (including any ownership interest in you), the Hotel, or a substantial portion of the assets (including building and real estate) of the Hotel without the prior written consent of Licensor. Licensor's written consent shall not be required to mortgage the Hotel premises to a bank or other financial institution, provided that you remain the mortgagor of the Hotel.

       (2) If the transfer is equal to less than a fifty percent (50%) equity interest in you and does not have the affect of transferring control (as described in Paragraphs (3) and (4) below), the transfer shall not require the prior approval of Licensor, provided that you notify Licensor in writing of such transfer within thirty
           (30) days following such transfer.

       (3) If a transfer, alone or together with other previous, simultaneous, or proposed transfers, would have the affect of transferring a controlling interest in the License, you, the Hotel, or greater than fifty percent (50%) of the assets (including building and real estate) of the Hotel, such transfer shall require Licensor's prior approval, and Licensor may, in its sole discretion, require any or all of the following as conditions of its approval, which approval shall not be unreasonably withheld:

          (a) all of your accrued monetary obligations to Licensor and its subsidiaries and affiliates and all other outstanding obligations related to the Hotel shall have been satisfied and you are not otherwise in default of such obligations;

          (b) the transferee, and all shareholders in the transferee, shall demonstrate to Licensor's satisfaction that the transferee and its shareholders or general partners, as appropriate, meet Licensor's then-current qualifications being applied to new applicants including, business standards, ability to conduct the Hotel (as may be evidenced by prior related business experience or otherwise), and have adequate financial resources and capital to operate the Hotel;

          (c) transferee and the shareholders or general partners in the transferee shall execute the standard form license agreement then being offered to new Hotel System licensees (provided, however, that the royalty fee and the Marketing/Reservation Contribution shall be the greater of (i) the then-current fees or (ii) the same as the amount being paid by the transferee on the date of the transfer, which amount shall thereafter be adjusted in accordance with the terms of the license agreement executed) and such other ancillary agreements as Licensor may require for the Hotel, and the general manager shall complete the initial training program then in effect for new licensees;

          (d) the Hotel shall be upgraded to conform to the then-current standards and specifications for hotels operating under the Hotel System if the most recent

          (e) Quality Assurance Score was below four hundred and fifty (450). In any event, all deficiencies noted on the most recent inspection must be remedied by the transferee within ninety
              (90) days of such transfer. You shall complete any upgrade required under this Paragraph 8.B(3)(d) within the time specified by Licensor;

          (e) you shall pay a transfer fee equal to Two Thousand Five Hundred Dollars ($2,500.00), for a term equal to the balance of the original term of this Agreement. No fee shall be required for transfers to the spouse, issue, parent, or sibling of a partner or shareholder in you, or from one partner or shareholder to another. If the transferee requests approval of a term greater than the remaining term of this Agreement, the then-current standard minimum application fee, prorated according to the period of time requested which exceeds the original term of this Agreement, shall be paid to Licensor;

          (f) the transferor shall have executed a general release, in a form satisfactory to Licensor, of any and all claims against Licensor and its officers, directors, shareholders, and employees, in their corporate and individual capacities, including, without limitation, claims arising under federal, state, and local laws, rules, and ordinances;

          (g) the transferee, and all shareholders or general partners in the transferee, shall enter into a written assignment, in a form satisfactory to Licensor, assuming and agreeing to discharge all of your obligations under this Agreement;

          (h) you shall remain liable for all obligations to Licensor and its subsidiaries and affiliates in connection with the Hotel prior to the effective date of the transfer and shall execute any and all instruments reasonably requested by Licensor to evidence such liability.

       (4) For the purposes of this Agreement, "control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, corporation or other business entity, whether through the ownership of voting securities, by contract, or otherwise.

       (5) Any purported assignment or transfer, by operation of law or otherwise, not having the prior written consent of Licensor shall be null and void and shall constitute a material breach of this Agreement, for which Licensor may then terminate without opportunity to cure pursuant to Paragraph 10.C. of this Agreement, and seek injunctive relief as well as monetary damages.

   C. Transfers of the License or Equity Interest in Licensee Upon Death. Upon the death or mental incompetency of you or a person owning all or any interest in you, the executor, administrator, or personal representative of such person shall transfer within three (3) months after such death or mental incompetency his interest to a third party approved by Licensor. Such transfers, including, without limitation, transfers by devise or inheritance, shall be subject to the same conditions as any inter vivos transfer. However, in the case of transfer by devise or inheritance, if the heirs or beneficiaries of any such person are unable to meet the conditions in this Paragraph 8, the personal representative of the deceased shareholder shall have reasonable time to dispose of the deceased's interest in you, which disposition shall be subject to all the terms and conditions for transfers contained in this Agreement. If the interest is not disposed of within nine
(9) months, Licensor may terminate this Agreement.

   D. Registration of a Proposed Transfer of Equity Interests. Securities in you may be offered to the public only with the prior written consent of Licensor, which consent shall not be unreasonably withheld. All materials required by federal or state law for the sale of any interest in you shall be submitted to Licensor for review prior to filing with any government agency; and any materials to be used and any exempt offering shall be submitted to Licensor for review prior to their use. No offering by you shall imply (by use of the Proprietary Marks or otherwise) that Licensor is participating as an underwriter, issuer, or offcer of you or Licensor's securities; and Licensor's review of any offering shall be limited solely to the subject of the relationship between you and Licensor. You and other participants in the offering must fully indemnify Licensor in connection with the offering. For each proposed offering, you shall pay to Licensor a non-refundable fee of Five Thousand Dollars ($5,000.00), or such greater amount as is necessary to reimburse Licensor for its reasonable cost and expenses associated with reviewing the proposed offering, including, without limitation, legal and accounting fees.

   E. Non-Waiver of Claims. Licensor's consent to a transfer of any interest in the license granted herein shall not constitute a waiver of any claims it may have against the transferring party, nor shall it be deemed a waiver of Licensor's right to demand exact compliance with any of the terms of this Agreement by the transferee.

   F. Licensor's Right of First Refusal. If in the event, any party holding any direct or indirect interest in this Agreement, in you, or in all or substantially all of the assets of the Hotel desires to accept any bona fide offer from a third party to purchase such interest, you shall notify Licensor as provided in Paragraph 13.F. hereof, and shall provide such information and documentation relating to the offer as Licensor may require. Licensor shall have the right and option, provided the third party wishes to remove the Hotel from the Hotel System, exercisable within thirty (30) days after receipt of such written notification, to send written notice to the seller that Licensor intends to purchase the seller's interest on the same terms and conditions offered by the third party. If Licensor elects to purchase the seller's interest, closing on such purchase shall occur within ninety (90) days from the date of notice to the seller of the election to purchase by Franchisor. If Licensor elects not to purchase the seller's interest, any material change thereafter in the terms of the offer from a third party shall constitute a new offer subject to the same rights of first refusal by Licensor as in the case of the third party's initial offer (minor changes to the offer shall not constitute a new offer and shall be subject to the notice period of the initial offer). Failure of Licensor to exercise the option afforded by this Paragraph 8.F. shall not constitute a waiver of any other provision of this Agreement, including all of the requirements of this Paragraph 8.F., with respect to a proposed transfer. In the event the consideration, terms, and/or conditions offered by a third party are such that Licensor may not reasonably be required to furnish the same consideration, terms, and/or conditions, then Licensor may purchase the interest proposed to be sold for the reasonable equivalent in cash. If the parties cannot agree within thirty (30) days on the reasonable equivalent in cash of the consideration, terms, and/or conditions offered by the third party, an independent appraiser shall be designated by Licensor at Licensor's expense, and the appraiser's determination shall be binding.

   G. No Right of First Refusal. In the event that you receive an offer from a third party to purchase the Hotel and the third party wishes to keep the Hotel in the Hotel System, Licensor shall have no right of first refusal provided the third party meets the qualifications set forth in Paragraph 8.

9. Condemnation and Casualty.

   A. Condemnation. You shall, at the earliest possible time, give Licensor full notice of any proposed taking of the Hotel by eminent domain. In the event the Hotel is taken by eminent domain, Licensor shall give due and prompt consideration, without any obligation, to transferring this Agreement to a nearby location selected by you and approved by Licensor as promptly as reasonably possible, and in any event within four (4) months of the taking. If the new location is approved by Licensor and the transfer authorized by Licensor, and if you open a new hotel at the new location in accordance with Licensor's specifications within two (2) years of the closing of the Hotel, the new hotel shall thenceforth be deemed to be the Hotel licensed under this Agreement. If a condemnation takes place and a new hotel does not, for whatever reason, become the Hotel under this Agreement in strict accordance with this Paragraph 9.A. (or if it is reasonably evident to Licensor that such shall be the case), this Agreement will terminate forthwith upon notice thereof by Licensor to you, without the payment of liquidated damages hereunder.

   B. Casualty. If the Hotel is damaged by fire or other casualty, you shall expeditiously repair the damage. If the damage or repair requires closing the Hotel, you shall immediately notify Licensor, shall repair or rebuild the Hotel in accordance with Licensor's standards, shall commence reconstruction within four (4) months after closing, and shall reopen the Hotel for continuous business operations as soon as practicable (but in any event within twenty four (24) months after closing of the Hotel), giving Licensor ample advance notice of the date of reopening. If the Hotel is not reopened in accordance with this Paragraph 9.B., this Agreement shall forthwith terminate upon notice thereof by Licensor to you, with the payment of liquidated damages calculated in the manner set forth in Paragraph 10.E.

   C. No Extensions of Term. Nothing in this Paragraph 9 shall extend the License Term, but you shall not be required to make any payments pursuant to Paragraphs 3.D. for periods during which the Hotel is closed by reason of condemnation or casualty.

10. Termination.

   A. Expiration of Term. This Agreement shall expire without notice effective 20 years from the authorized opening date, subject to earlier termination as set forth herein. The parties recognize the difficulty of ascertaining damages to Licensor resulting from premature termination of this Agreement, and have provided for liquidated damages in Paragraph 10.E. below, which liquidated damages represent the parties' best estimate as to the damages arising from the circumstances in which they are provided.

   B. Default with Opportunity to Cure.

       (1) Except as provided in Paragraphs 10.C. hereof, you shall have thirty (30) days (unless otherwise specified herein or in the notice by Licensor) from receipt of written notice of a default within which to remedy such default. If any such default is not cured within that time, or such longer period as applicable law may require (or such longer period as may be reasonably required by you to cure any non-monetary default if you immediately commence, diligently and in good faith pursues, and cures such default), this Agreement shall terminate without further notice to you effective immediately upon the expiration of the thirty (30) day period, expiration of any extended period as described above, or such longer period as applicable law may require. Alternatively, Licensor may, at its option, suspend your access to the MRS until such default has been cured to Licensor's satisfaction. You shall be in default hereunder for any failure to comply with any of the requirements imposed by this Agreement, as it may from time to time reasonably be supplemented by the Manual, or to carry out the terms of this Agreement in good faith.

       (2) If during the twelve (12) months preceding a notice of default in
           (1) above you shall have engaged in a violation of this Agreement for which a notice of default was given and such default was remedied, the period given to remedy defaults thereafter shall, if and to the extent permitted by law, be ten (10) days instead of thirty (30).

       (3) In any judicial proceeding in which the validity of termination is at issue, Licensor shall not be limited to the reasons set forth in any notice sent under this Paragraph l0.B.

       (4) Licensor's notice of termination or suspension of services as described in Section l0.B(1) shall not relieve you of your obligations hereunder.

   C. Immediate Termination by Licensor. This Agreement shall immediately terminate without notice to you if:

       (1)(a) you, or any guarantor of your obligations hereunder (a "Guarantor"), shall generally not pay its debts as they become due or shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or

          (b) you, or any Guarantor, shall commence or consent to any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of you or your debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or

          (c) you, or any Guarantor, shall take any corporate or other action to authorize any of the actions set forth above in Paragraphs
              (a) or (b); or

          (d) any case, proceeding, or other action against you or any such guarantor shall be commenced seeking to have an order for relief entered against it as debtor, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (i) results in the entry of an order for relief against it which is not fully stayed within seven (7) business days after the entry thereof, or (ii) remains undismissed for a period of forty-five (45) days; or

          (e) an attachment remaining on all or a substantial part of the Hotel or of your or any Guarantor's assets for thirty (30) days; or

          (f) you or any Guarantor fails, within sixty (60) days of the entry of a final judgment against you in any amount exceeding Fifty Thousand Dollars ($50,000), to discharge, vacate or reverse the judgment, or to stay execution of it, or if appealed, to discharge the judgment within thirty (30) days after a final adverse decision in the appeal; or

       (2) you cease to operate the Hotel at the Location or under the Proprietary Marks, or lose possession or the right to possession of all or a significant part of the Hotel, except as otherwise provided in Paragraph 9 hereof; or

       (3) you contest in any court or proceeding Licensor's ownership of the Hotel System or any part of it, or the validity of any of the Proprietary Marks; or

       (4) a breach of Paragraph 8 hereof occurs; or

       (5) you fail to continue to identify the Hotel to the public as a Microtel Hotel; or

       (6) any action is taken toward dissolving or liquidating you or any Guarantor, if it is a corporation or partnership, except for death of a partner; or

       (7) you or any of your principals is, or is discovered to have been, convicted of a felony (or any other offense if it is likely to adversely reflect upon or affect the Hotel, the Hotel System, the Proprietary Marks and the goodwill associated therewith, the Licensor, the Licensor's parent or your affiliates or subsidiaries in any way); or

       (8) you knowingly maintain false books and records of account or knowingly submit false reports or information to Licensor; or

       (9) you intentionally disclose or divulge the contents of the Manual or other trade secrets or confidential information provided to you by Licensor to any unauthorized person or fail to exercise reasonable care to prevent such disclosure; or

       (10) you intentionally or negligently make any material false statements or omissions to Licensor in connection with your Application.

   D. De-identification of Hotel Upon Termination. You shall take whatever action is necessary to assure that no use is made of any part of the Hotel System at or in connection with the Hotel or otherwise after the License Term ends. This shall involve, among other things, returning to Licensor the Manual and all other materials proprietary to Licensor, removal of all distinctive signs, changing the telephone listing and removal of all items bearing the Proprietary Marks. Further, until all modifications required by this Paragraph l0.D. are completed, you shall (i) maintain a conspicuous sign at the registration desk in a form specified by Licensor stating that the Hotel is no longer associated with the Hotel System, and (ii) advise all customers or prospective customers telephoning the Hotel that it is no longer associated with the Hotel System. Anything not done by you within thirty (30) days after the License Term ends, may be done at your expense by Licensor or its agents, who may enter upon the premises of the Hotel for that purpose.

   E. Payment of Liquidated Damages. If this Agreement terminates pursuant to Paragraphs 3.C., 9.B., 10.B. or l0.C. above at any time after the first twenty four (24) months of operation, you shall promptly pay Licensor (in addition to any amounts then due to Licensor, and only as liquidated damages for the premature termination of this Agreement, and not as a penalty or as damages for breaching this Agreement or in lieu of any other payment) a lump sum based on the average occupancy rate for the twelve (12) months preceding the termination as follows:

       (1) if the occupancy rate was less than fifty percent (50%) then you shall pay no liquidated damages;

       (2) if the occupancy rate was fifty percent (50%) to fifty nine and nine tenths percent (59.9%) then you shall pay an amount equal to twelve (12) months of fees required under Paragraph 3.D(l)(a)-(b);

       (3) if the occupancy rate was sixty percent (60%) to sixty nine and nine tenths percent (69.9%) then you shall pay an amount equal to twenty four (24) months of fees required under Paragraph 3.D(l)(a)-(b);

       (4) if the occupancy rate was seventy percent (70%) or greater then you shall pay an amount equal to thirty six (36) months of fees required under Paragraph 3.D(l)(a)-(b);

If this Agreement terminates at any time during the first twenty four (24) months of operation, you shall promptly pay to Licensor liquidated damages equal to thirty six (36) times the average monthly fees paid under Paragraph 3.D(l)(a)-(b).

11. Agreement is Non-Renewable. This Agreement is non-renewable.
                                      14

12. Relationship of Parties.

   A. No Agency Relationship. You are an independent contractor. Neither party is the legal representative or agent of, or has the power to obligate (or has the right to direct or supervise the daily affairs of) the other for any purpose whatsoever. Licensor and you expressly acknowledge that the relationship intended by them is a business relationship based entirely on, and defined by, the express provisions of this Agreement and that no partnership, joint venture, affiliate, agency, fiduciary or employment relationship is intended or created by reason of this Agreement.

   B. Licensee's Notices to Public Concerning Independent Status. You shall take such steps as are necessary and such steps as Licensor may from time to time reasonably request to minimize the chance of a claim being made against Licensor for anything that occurs at the Hotel, or for acts, omissions or obligations of you or anyone associated or affliated with you or the Hotel. Such steps may, for example, include giving notice in private rooms, public rooms and advertisements, on business forms and stationery, and any other materials, making clear to the public that Licensor is not the owner or operator of the Hotel and is not accountable for what happens at the Hotel. Unless required by law, you shall not use the word "Microtel" or any similar words in your corporate, partnership, or trade name, nor authorize or permit such use by anyone else. You shall not use the word "Microtel" or any other name or mark associated with the Hotel System to incur any obligation or indebtedness on behalf of Licensor.

13. Miscellaneous.

   A. Severability and Interpretation. The remedies provided in this Agreement are not exclusive. In the event any provision of this Agreement is held to be unenforceable, void or voidable as being contrary to the law or public policy of the United States or any other jurisdiction entitled to exercise authority hereunder, all remaining provisions shall nevertheless continue in full force and effect unless deletion of the provision(s) deemed unenforceable, void or voidable impairs the consideration for this Agreement in a manner which frustrates the purpose of the parties or makes performance commercially impracticable. In the event any provision of this Agreement requires interpretation, such interpretation shall be based on the reasonable intention of the parties in the context of this transaction without interpreting any provision in favor of or against any party hereto by reason of the drafting of the party or its position relative to the other party. Any covenant, term or provision of this Agreement which, in order to effect the intent of the parties, must survive the termination of this Agreement, shall survive any such termination.

   B. Binding Effect. This Agreement shall become valid when executed and accepted by Licensor at Atlanta, Georgia. It shall be deemed made and entered into in the state of Georgia and shall be governed and construed under and in accordance with the laws of the state of Georgia. In entering into this Agreement, you acknowledge that you have sought, voluntarily accepted, and become associated with Licensor who is headquartered in Atlanta, Georgia and that this Agreement contemplates and shall result in business relationships with Licensor's headquarter's personnel. The choice of law designation permits, but does not require that all suits concerning this Agreement be filed in the state of Georgia.

   C. Exclusive Benefit. This Agreement is exclusively for the benefit of the parties hereto and it shall not give rise to liability to a third party, except as otherwise specifically set forth herein. No agreement between Licensor and anyone else is for the benefit of you.

   D. Entire Agreement. This is the entire Agreement (and supersedes all previous agreements including without limitation, any commitment agreement between the parties concerning the Hotel) between the parties relating to the Hotel. Neither Licensor nor any other person on Licensor's behalf has made any representation to you concerning this Agreement or relating to the Hotel System, which representation is not fully set forth herein or in Licensor's "Offering Circular for Prospective Franchisees." No change in this Agreement shall be valid unless in writing signed by both parties. No failure to require strict performance or to exercise any right or remedy hereunder shall preclude requiring strict performance or exercising any right or remedy in the future.

       E. Licensor's Withholding of Consent. Licensor's consent, wherever required, may be withheld if any default by you exists under this Agreement. Approvals and consents by Licensor shall not be effective unless evidenced by a writing duly executed on behalf of Licensor.

       F. Notices. Any and all notices required or permitted under this Agreement shall be in writing and shall be delivered by any means which shall provide evidence of the date received, to the respective parties at the following addresses unless and until a different address has been designated by written notice to the other party:

   Notices to LICENSOR:       Microtel Inns & Suites Franchising, Inc.,
                              13 Corporate Square, Suite 250
                              Atlanta, Georgia 30329
                              (404) 321-4045

   Notices to you:            {{ENTITYNAMECAPS}}
                              {{PCADDRESS1}}
                              {{PCADDRESS2}}
                              Attn: {{PCNAME}}

       Any notice shall be deemed to have been given at the date and time it is evidenced to have been received.

       G. Descriptive Headings. The descriptive headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision in this Agreement.

       H. Management of the Hotel. You must at all times retain and exercise direct management control over the Hotel's business. You shall not enter into any lease, management agreement or other similar arrangement for the operation of the Hotel or any part thereof (including without limitation, food and/or beverage service facilities), with any independent entity without the prior consent of Licensor.

       I. Conversion of other Properties. Due to the unique nature of both the interior and exterior of Microtel Hotels, it is Licensor's intent not to accept conversion of other properties in the Hotel System. In the event that Licensor violates this clause, you may at your option terminate this Agreement upon notice to Licensor, and in such case you shall not be required to pay liquidated damages required under Section 10.E hereof if all fees owing to Licensor and its affiliates are paid in full upon termination and you perform all post termination obligations specified in Paragraph 10. Alternatively, in the event that Licensor violates this clause, you may at your option remain in the Hotel System and cease to pay royalties required under Section 3.D(l)(a) hereof; however, you shall still pay the Marketing/Reservation Contribution required under Section 3.D(l)(b) hereof.

       J. Guest Room Rates. You acknowledge that the Hotel System is designed to emphasize a value oriented concept and to compete directly in the true value lodging segment. However it is your responsibility to establish room rates for the Hotel. Rates must be submitted to Licensor prior to the deadline for the upcoming National Directory and you may not charge a rate in excess of the rate published in the National Directory for a particular time period.

(signatures on the following page)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first stated above.

LICENSEE:

{{ENTITYNAMECAPS}}

By:
By: {{SIGNEENAME}}
By: {{SIGNEETITLE}}

Attest:
Attest: Secretary

LICENSOR:

MICROTEL INNS & SUITES FRANCHISING, INC.,

By:
By: Jon Leven
    Vice President Franchise Administration
    and Reservations

Attest:
       Asst. Secretary

                                    GUARANTY

   As an inducement to Microtel Inns & Suites Franchising, Inc., ("Licensor") to execute the above License Agreement, the undersigned, jointly and severally, hereby unconditionally warrant to Licensor and its successors and assigns that all of licensee's representations in the License Agreement and the application submitted by the licensee to obtain the License Agreement are true and guarantee that all of the licensee's obligations under the above License Agreement, including any amendments thereto whenever made (the "Agreement"), shall be punctually paid and performed.

   Upon default by the licensee or notice from Licensor, the undersigned shall immediately make each payment and perform each obligation required of the licensee under the Agreement. Without affecting the obligations of the undersigned under this Guaranty, Licensor may without notice to the undersigned extend, modify or release any indebtedness or obligation of the licensee, or settle, adjust or compromise any claims against the licensee. The undersigned waive notice of amendment of the Agreement and notice of demand for payment or performance by the licensee.

   Upon the death of an individual guarantor, the estate of such guarantor shall be bound by this Guaranty but only for defaults and obligations hereunder existing at the time of death, and the obligations of the other guarantors shall continue in full force and effect.

   The Guaranty constitutes a guaranty of payment and performance and not of collection, and each of the guarantors specifically waives any obligation of Licensor to proceed against the licensee on any money or property held by the licensee or by any other person or entity as collateral security, by way of set off or otherwise. The undersigned further agree that this Guaranty shall continue to be effective or be reinstated as the case may be, if at any time payment or any of the guaranteed obligations is rescinded or must otherwise be restored or returned by Licensor upon the insolvency, bankruptcy or reorganization of the licensee or any of the undersigned, all as though such payment has not been made.

   IN WITNESS WHEREOF, each of the undersigned has signed this Guaranty as of the date of the above Agreement.

Witnesses:                     Guarantors:

                               {{GUARANTOR1}}, Legal Signature

                               {{GUARANTOR2}}, Legal Signature

ATTACHMENT A
                                  THE HOTEL

Facilities (Paragraph 1):

   Site--Area and general description:      A {{BRAND\w hotel to be located at
                                            {{HOTELADDRESS1}},
                                            {{HOTELADDRESS2}}

   Number of approved Guest Rooms:          {{ROOMS}}

   Number of Suites included:               None

Ownership of Licensee (Paragraph 8):

   {{ENTITYNAMECAPS}}                   100%

                                  ATTACHMENT B
                               EXCLUSIVE TERRITORY

   The Exclusive Territory is defined as that area bordered by:

                                  ATTACHMENT C

                                    THE WORK

   You acknowledge that every detail of the Hotel System is important to Licensor and other licensees operating under the Hotel System in order to develop and maintain the standards and public image of the Hotel System. You agree to comply with the details of the Hotel System as specified by Licensor in the Manual, or otherwise in writing, and not to deviate therefrom. Specifically, you acknowledge that the Hotel is intended to offer minimal amenities and to compete directly with hotels offering the lowest average room rate in each target market. You therefore agree that it shall offer or install only those amenities that are approved in advance by Licensor.

The dates below set forth the development schedule for the Hotel.

1) You shall submit preliminary plans, including site layout and outline specifications adapting Licensor's then-prototypical plans on or before a date 3 months from the date of this License.

2) You shall submit complete working drawings and specifications for the Hotel and Hotel premises, including its proposed equipment, furnishings, facilities and signs with such detail and containing such information as Licensor may request on or before a date 5 months from the date of this License.

   The Plans as submitted to Licensor shall conform to then prevailing Hotel System standards, including the construction standards set forth in the Manual. Construction shall not begin unless and until Licensor has approved the Plans. Thereafter, no change shall be made to the Plans without the advance consent of Licensor. Notwithstanding the foregoing, after the Plans have been approved, if in the course of actual construction any change in the Plans occurs, you shall notify Licensor promptly. Licensor shall determine whether construction has been completed in accordance with the Plans.

3) Construction of the Hotel shall commence on or before on or before a date 7 months from the date of this License.

   Commencement of construction shall mean excavation and poured footings with a finished building slab. Once the construction has commenced, it shall continue uninterrupted (except for interruption by reason of events constituting force majeure) until construction is completed. You shall, within five (5) days of the commencement of construction, provide written notice to Licensor that construction has begun. As used in this License, "force majeure" means an act of God, war, civil disturbance, government action, fire, flood, accident, hurricane, earthquake or other calamity, strike or other labor dispute, or other action beyond the control of you.

4) The Hotel shall be furnished, equipped and shall otherwise be made ready to open for business in accordance with the License on or before a date 13 months from the date of this License ("Completion Date").

   You shall, within ten (10) days of the Completion Date, submit a written request to Licensor for Licensor to conduct a final inspection. Upon receipt of such request, Licensor shall promptly conduct such final inspection. You shall open for business within ten (10) days after receipt of Licensor's authorization to do so. The date upon which you receive authorization to open for business shall be the "Opening Date". You shall not open for business until Licensor provides final approval and authorization in writing.

   The Hotel shall not be opened for business as a Microtel Inn, Microtel Suites or a Microtel Inn & Suites unless and until:

   (i) Licensor has approved and accepted, in advance, in writing the construction of the Hotel in accordance with the Plans; the installation of all items of equipment, furniture, signs, computer terminals and related supplies; and the hiring and training of staff necessary to operate the Hotel in accordance with Licensor's requirements;
   (ii) no accounts are past due to Licensor, its parent, divisions, subsidiaries or affiliated companies by you;
   (iii) you are in full compliance with all of the terms of this License

Notwithstanding anything else herein to the contrary, Licensor may authorize License to open and operate the Hotel even though you have not fully complied with the terms of this License, provided that you agree to fulfill all remaining terms of this License on or before the dates designated by Licensor.